Exhibit 99.1

	*	20202 Windrow Drive Lake Forest, CA 92630
		(800) 448-3569 (949) 206-2700	FOR IMMEDIATE RELEASE
I-FLOW		Fax (949) 206-2600
CORPORATION

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com

I-Flow Announces Plan to Repurchase Up to
One Million Shares of Common Stock

     LAKE FOREST, CALIFORNIA, July 27, 2004       I-FLOW CORPORATION (NASDAQ:IFLO) announced today that its Board of Directors has authorized the repurchase of up to one million shares of the Company’s common stock. The shares may be repurchased in open market or privately negotiated transactions in the discretion of management, subject to its assessment of market conditions and other factors.

     “Our goal is to establish our flagship ON-Q® family of products as the standard of care for post-surgical pain relief. We believe that our rapid progress in increasing awareness and driving adoption of our ON-Q brand for narcotics-free relief of post-surgical pain is not fully reflected in I-Flow’s current stock price, and that our stock represents one of the most attractive investment opportunities available to us and our stockholders. Our debt-free, cash-rich balance sheet allows us to support this repurchase plan while maintaining our financial flexibility,” said Chairman, President and Chief Executive Officer Donald M. Earhart.

     The stock repurchase program may commence immediately and extends for the next 12 months, unless the program is terminated sooner by the Board of Directors. This repurchase program supersedes and replaces any other repurchase program that the Company previously announced.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

“Safe Harbor” Statement

     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

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